Exhibit 99.1

SAIC Announces CEO Transition

Toni Townes-Whitley to become CEO and join SAIC’s Board

Nazzic Keene to retire from SAIC following transition period

RESTON, Va.— (BUSINESS WIRE) — Science Applications International Corp. (NYSE: SAIC) today announced the appointment of 35-year global technology veteran Toni Townes-Whitley as the company’s Chief Executive Officer, effective October 2, 2023. Townes-Whitley will also join the SAIC Board of Directors upon assuming the role. She will succeed Nazzic S. Keene, who has decided to retire as CEO and from the SAIC Board, also effective October 2. To ensure a seamless transition, Townes-Whitley will join SAIC on June 12 as CEO-elect, while Keene continues as CEO through October 1. Keene will then become Special Executive Advisor to Townes-Whitley and the company through February 2, 2024.

Townes-Whitley brings a distinguished and proven track record of driving strong enterprise financial results and fostering an inclusive culture focused on entrepreneurship and high performance. In her most recent role as President, U.S. Regulated Industries at Microsoft, Townes-Whitley led the company’s U.S. sales strategy to drive digital transformation within the public sector and regulated commercial industries, including education, financial services, government and healthcare, managing a 5,200-person organization and approximately $16B of annual revenue. Prior to joining Microsoft, Townes-Whitley was President of CGI Federal and held several management roles at Unisys Corporation, leading global, public and commercial sector systems integration.

SAIC Board Chair Donna Morea said, “We thank Nazzic for her tremendous contributions and dedication to SAIC, which resulted in greater opportunities for our employees, improved outcomes for our customers and increased value for our shareholders. The Board’s selection of her successor is the result of a thorough and thoughtful CEO succession planning process to identify the right leader to accelerate the momentum built over the four years of Nazzic’s leadership. Toni is an innovative and collaborative leader whose success in digital transformation and leading-edge technology integration makes her our clear choice to lead SAIC’s next chapter.”

Keene joined SAIC in 2012, becoming CEO and being elected to SAIC’s Board of Directors in August 2019. She has received numerous recognitions, including six consecutive Executive Mosaic Wash100 Awards and ranking #3 in Institutional Investor’s All America Executive Team within the mid-cap Aerospace & Defense sector. Keene has also positioned the company’s portfolio to align with areas of increasing customer demand as evidenced by SAIC generating approximately 30% of revenue from its Growth and Technology Accelerants (GTAs) with the goal of reaching 40% of revenue by Fiscal Year 2026. Since the beginning of 2020, SAIC shares have outperformed the Russell 1000 Value Index and ranked #1 or #2 in total shareholder return for three of the four years amongst the company’s pure-play U.S. government IT Services peer group.

Under Keene’s leadership, SAIC has significantly advanced diversity, equity and inclusion. In the past year and well ahead of the stated target, SAIC achieved parity in the women leadership ranks as compared to its workforce and increased the company’s leadership in people of color by 21% over the last three years. Keene’s passion in leading the company’s philanthropic endeavors is impactful and recognized in the communities in which SAIC’s employees and customers live and work. She has received several awards on behalf of the company, most notably the Lifetime Achievement Award from the Leukemia and Lymphoma Society.

“I have known, respected and admired Toni for years and am thrilled to welcome her to our SAIC family,” Keene said. “I am proud of all we have accomplished for our customers and colleagues during my tenure at SAIC, and I am excited to work alongside Toni in the coming months to ensure we don’t miss a beat in driving sustained growth and performance.”

Townes-Whitley said, “I am honored to bring my passion for driving our nation’s digital transformation to this extraordinary company that is positioned at the intersection of mission critical government programs at a time of evolving, multi-dimensional global threats. SAIC is on a solid growth trajectory with an expanding solutions portfolio, positive financial trends and a culture of serving its customers with integrity, and I look forward to building on the company’s momentum.”

Additional Information About Toni Townes-Whitley

Toni Townes-Whitley is a global technology leader who currently serves as an Independent Director/Trustee on boards for organizations, including Nasdaq and other major companies, Johns Hopkins Medicine, Thurgood Marshall College Fund, Partnership for Public Service and the Princeton University Faith & Work Initiative. She is a guest lecturer on technology, ethics and entrepreneurism in the public sector at Stanford and Princeton Universities.

Townes-Whitley has been a recipient of numerous awards including Fortune’s Most Powerful Women: Ones to Watch, Women in Technology Leadership, Black Enterprise Top Executive, Federal 100 Industry Eagle Award, NVTC Tech 100 Executive, FedScoop Top50 for Industry Leadership, 2020 IES Lifetime Achievement Award and, most recently, “Woman of the Year” by the Washington-based STEM for Her organization.

In addition to her work leading companies in executive and board roles, Townes-Whitley is an established leader in diversity and inclusion efforts and civic engagement. She brings a long list of personal and professional accomplishments including launching the Microsoft Executive Women’s network, sponsoring Blacks & Africans at Microsoft (BAM), partnering with the Athena Alliance — an organization that prepares women in technology for corporate board roles, acting as advisor and fundraiser for the Women’s Center of Northern Virginia and supporting the U.S. Peace Corps, for which she volunteered for three years as a village teacher in Central Africa.

She earned her bachelor’s degree in Public Policy and Economics from Princeton University’s School of Public & International Affairs and has received certifications from Wharton Executive Education, New York University and the Performance Management Institute. Born in Fort Moore, Georgia, Townes-Whitley is the proud daughter of former Comptroller of the Army, LTG (Ret.) James F. McCall. She and her husband John H. Whitley reside in Northern Virginia and have five children and nine grandchildren.

About SAIC

SAIC® is a premier Fortune 500® technology integrator driving our nation’s technology transformation. Our robust portfolio of offerings across the defense, space, civilian and intelligence markets includes secure high-end solutions in engineering, digital, artificial intelligence and mission solutions. Using our expertise and understanding of existing and emerging technologies, we integrate the best components from our own portfolio and our partner ecosystem to deliver innovative, effective and efficient solutions that are critical to achieving our customers’ missions.

We are approximately 24,000 strong; driven by mission, united by purpose, and inspired by opportunities. SAIC is an Equal Opportunity Employer, fostering a culture of diversity, equity and inclusion, which is core to our values and important to attract and retain exceptional talent. Headquartered in Reston, Virginia, SAIC has annual revenues of approximately $6.9 billion. For more information, visit saic.com. For ongoing news, please visit our newsroom.

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